Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
National Health Partners, Inc.
Horsham, PA

We consent to the incorporation by reference in the registration statements on Form S-8 of National Health Partners, Inc. and Subsidiaries, Registration Nos. 333-126315 and 333-171956, of our report dated March 31, 2011, with respect to the consolidated balance sheets of National Health Partners, Inc. and Subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2010 and 2009, which report appears in the Annual Report on Form 10-K of National Health Partners, Inc. for its fiscal year ended December 31, 2010.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
March 31, 2011